Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2025, relating to the financial statements and financial highlights of Twin Oak Short Horizon Absolute Return ETF and Twin Oak Active Opportunities ETF, each a series of Manager Directed Portfolios, which are included in Form N-CSR for the period ended May 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 22, 2025